Exhibit 21

Subsidiaries of SBA Communications Corporation

Name	Relationship	Jurisdiction
SBA Telecommunications, Inc.	100% owned by SBA Communications Corporation	Florida
SBA Senior Finance, Inc.	100% owned by SBA Telecommunications, Inc.	Florida
SBA Senior Finance II LLC	100% owned by SBA Senior Finance, Inc.	Florida
SBA Network Services, Inc.	100% owned by SBA Senior Finance II LLC	Florida
SBA CMBS-1 Holdings LLC	100% owned by SBA Senior Finance, Inc.	Delaware
SBA CMBS-1 Depositor LLC	100% owned by SBA Senior Finance, Inc.	Delaware
SBA CMBS-1 Guarantor LLC	100% owned by SBA CMBS-1 Holdings LLC	Delaware
SBA Towers, Inc.	100% owned by SBA Senior Finance II LLC	Florida
SBA Properties, Inc.	100% owned by SBA CMBS-1 Guarantor LLC	Florida
SBA Sites, Inc.	100% owned by SBA Senior Finance II LLC	Florida

As of December 31, 2005, SBA Senior Finance, Inc. owned, directly and indirectly, 13 additional subsidiaries, 10 of which are incorporated in U.S. jurisdictions and three of which are organized in foreign jurisdictions. These subsidiaries, in the aggregate as a single subsidiary, would not constitute a “Significant Subsidiary” as defined in Rule 405 under the Securities Act as of December 31, 2005.